Exhibit 19

AMC ENTERTAINMENT HOLDINGS, INC.

INSIDER TRADING POLICY

(Revised as of February 23, 2023)

Purpose and Scope of this Insider Trading Policy

It is illegal under federal securities laws for anyone to purchase or sell securities of AMC Entertainment Holdings, Inc. (“AMC” or the “Company”) or any other company while aware of, or in possession of, material nonpublic information about AMC or such other company. It is also illegal to disclose that kind of information to others who may trade in the securities of AMC or other companies.

The penalties for illegal insider trading are severe, and insider trading violations are pursued vigorously by federal and state law enforcement, including the Securities and Exchange Commission (the “SEC”) and the U.S. Department of Justice. Under the Insider Trading and Securities Fraud Enforcement Act of 1988, individuals trading on or tipping material nonpublic information are subject to the following penalties:

●	A civil penalty of up to three times the profit gained or loss avoided;
●	A criminal fine of up to $5 million (no matter how small the profit gained or loss avoided); and
●	A jail term of up to 20 years.

AMC has established this insider trading policy to promote compliance with federal and state securities laws, to prevent improper insider trading and to help our employees avoid, and protect our Company from, the consequences associated with insider trading violations and the misuse of material nonpublic information. In addition, this policy is intended to help prevent even the appearance of improper conduct on the part of anyone employed by or associated with AMC, not just so-called “insiders.”

This policy applies to all members of the Board of Directors (“Directors”), officers and employees of AMC and their immediate family members. Directors and officers (Vice President and above) are also subject to the additional restrictions and procedures described below and in the Directors and Officers Addendum to this policy.

Violations of this policy could lead to discipline by AMC, which may include termination of employment or ineligibility to participate in AMC’s incentive plans, as well as civil and/or criminal liability and other serious damage to one’s reputation and career. Transactions that may be necessary or justifiable for independent reasons (such as the need for funds for an emergency expenditure) do not excuse noncompliance with this policy or the insider trading laws.

If securities transactions ever become the subject of scrutiny, they are likely to be viewed “after the fact,” with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how the transaction may be construed in the bright light of hindsight. In the event of any questions or uncertainties about the policy, please seek assistance from AMC’s Legal Department by contacting the General Counsel at 913-213-2506.

Policy

Prohibitions on Insider Trading — Applicable to All Directors, Officers and Employees

If a Director, officer or employee is aware of, or in possession of, material nonpublic information regarding AMC, he or she may not trade directly or indirectly in AMC’s securities or disclose (“tip”) any such information to another person until the information becomes public or is no longer material. Similarly, if a Director, officer or employee is aware of, or in possession of, material nonpublic information concerning any other company as a result of his or her employment or relationship with AMC, he or she may not trade directly or indirectly in the securities of any such company or tip any such information to another person until the information becomes public or is no longer material.

All material nonpublic or inside information that has not been publicly disseminated should be distributed within AMC strictly on a “need-to-know” basis. No employee is permitted to disclose such information without a corporate purpose or to use such information to his or her advantage or for the benefit of others.

Definition of Material Information

The materiality of information depends upon the circumstances. In general, information about a company is considered “material” if a reasonable investor would consider it significant in deciding to buy, hold or sell that company’s securities. In short, any information that is reasonably likely to affect the market price of a security is material. Both positive and negative information may be material, as may information that alters the total mix of information available.

Examples of material information include, but are not limited to:

●	Earnings guidance and any change to previously announced guidance;
●	Annual and quarterly financial results, including preliminary financial results and projections of future financial results;
●	Unusual or unanticipated items that affect earnings or events that could result in restating financial information;
●	Major management changes;
●	A change in auditors;
●	News of pending or proposed mergers, acquisitions, dispositions or joint ventures;
●	The gain or loss of a significant contract or substantial change in a customer relationship;
●	Significant new product announcements;
●	Dividend actions and stock splits;
●	The establishment of a repurchase program for the Company's securities;
●	A contemplated offering of stock or other securities by the Company;
●	Pending or threatened litigation or the resolution thereof; and
●	Significant financing or liquidity developments.

Nonpublic Information

Nonpublic information is information that has not yet been made public by AMC. Information is only considered public when AMC makes an official announcement (such as through a press release or SEC filing) and the investing public has had an adequate opportunity to absorb it. As a result, information is not generally deemed public until two full trading days after the information has been released. For example, if the Company were to make an announcement before the market opens on a Monday, the information would not be considered to be public and you would not be permitted to trade in AMC securities until Wednesday. If the Company were to make an announcement after the market opens on Monday (whether during the trading day or after the market closes), you are not permitted to trade in AMC securities until Thursday.

Quiet and Black-Out Period Restrictions Applicable to Directors and Officers

If you are a Director or Officer (Vice President and above) please ensure you are familiar with the Directors and Officers Addendum to this Policy. In addition, if you are a Director or Officer (Vice President and above), or otherwise are an employee that is aware of, or in possession of, material nonpublic information about AMC you are prohibited from trading during AMC’s “quiet period” which runs from the end of the calendar quarter until two days after AMC publishes its quarterly or annual financial statements, as the case may be.  In addition, the AMC Legal Department may, based on the broad availability of material non-public information within the Company, institute a black-out period on all trades, including any open market buy transactions, for all Directors and Officers.  Black-out periods shall continue until the earlier to occur of (i) the second full trading day after the date the material non-public information becomes public, or (ii) the date it is determined that the event or events giving rise to the material non-public information are not likely to occur.

Company Assistance

Any questions regarding the policy in general or the application of the policy to a particular case should be directed to the Company’s Legal Department. All employees should remember that the ultimate responsibility for adhering to the policy and avoiding improper transactions rests with the individual and will require the exercise of his or her best judgment.

INSIDER TRADING POLICY
DIRECTORS AND OFFICERS ADDENDUM

Pre-clearance Policy

To help prevent inadvertent violations and to avoid the appearance of improper transactions which could result, for example, if an officer or Director engages in a trade while unaware of a pending major development, AMC has implemented the following procedures for pre-clearance of all trades by Directors and officers (Vice President and above)

Except as set forth below under “10b5-1 Plans”, all transactions in AMC stock by Directors and officers (Vice President and above) and their immediate family members must be pre-cleared by AMC’s Legal Department. A Director or officer that is required to abide by this policy contemplating a transaction should contact the General Counsel or Vice President – Legal at least three business days in advance to pre-clear a trade. This requirement applies to purchases and sales, as well as gifts, stock option exercises and sales of stock acquired on exercise of options. For purposes of this policy, immediate family members include your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in AMC securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in AMC securities). In addition, partnerships in which you are the general partner, trusts of which you are a trustee, and estates of which you are an executor must also comply with this policy and the pre-clearance requirement.

If you receive pre-clearance for a trade, you may buy or sell the security within seven business days after clearance is granted, but only if you are not aware of material nonpublic information. If for any reason the trade is not completed within seven business days, pre-clearance must be obtained again before AMC securities may be traded.

If, after requesting pre-clearance, you are advised that you may not trade in AMC securities, you may not engage in any trade of any type under any circumstances, nor may you inform anyone that you have been advised that you may not trade.

Hedging

Directors and officers (Vice President and above) may not engage in short sales or invest in other kinds of hedging transactions, derivatives or financial instruments (including puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of AMC securities.

Pledging

Directors and officers (Vice President and above) may not utilize AMC securities in a margin account or pledge AMC securities as collateral for a loan or other obligation.

10b5-1 Plans

The trading restrictions of this policy do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (a “10b5-1 Plan”) that complies with this policy and has been reviewed and approved in advance of any trades thereunder by the General Counsel or Vice President-Legal (or, if revised or amended, such revisions or amendments have been reviewed and approved by the General Counsel or Vice President-Legal in advance of any subsequent trades).  The 10b5-1 Plan must be entered into in good faith at a time when the officer or Director is not in possession of material nonpublic information about the Company.  To be approved, the 10b5-1 Plan must (1) be in compliance with Rule 10b5-1, (2) give a third party the discretionary authority to execute purchases and sales, outside the control of the officer or Director, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specify the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions, and (3) be in compliance with the Company’s “Guidelines for Rule 10b5-1 Plans”, which may be obtained from the General Counsel or Vice President-Legal.  Any Rule 10b5-1 Plan must be submitted for approval five days prior to entry into the Rule 10b5-1 Plan.  No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

Ownership Reporting Obligations of Directors and Section 16 Officers

The SEC’s rules under Section 16(a) of the Exchange Act impose ownership reporting requirements on executive officers, Directors and 10% shareholders. If there is any change in your ownership of AMC securities at any time, you will be required to file a Form 4 with the SEC reporting the change. In virtually all cases, the Form 4 must be filed no later than the second business day following the execution date of the transaction. Generally, any transaction that would require a Form 4 filing, or for which a Form 4 filing would be permitted, is prohibited during the lock-up period.

You are also required to report certain exempt transactions to the SEC at year-end on a Form 5. The number and types of transactions eligible for Form 5 reporting are very limited. Coupled with the complexity of determining the time for filing reports in the situations described above, and the additional restrictions that apply during the lock-up period, the need to pre-clear with the Company all transactions that you may contemplate is essential to our ability to assist you in complying with the restrictions in your lock-up agreement and making the proper filings in the required time frames.

While the Company has decided to assist executive officers and Directors with Section 16 compliance, you should recognize that it will remain your legal obligation to ensure that your filings are made timely and correctly. The Company can only facilitate your compliance to the extent you provide the Company with the information required by this policy. The Company does not assume any legal responsibility in this regard. If you would like more detailed information regarding your Section 16 obligations, please contact the Legal Department.

AMC Entertainment Holdings, Inc.

Guidelines for Rule 10b5-1 Plans

February 23, 2023

As specified in the Company’s Insider Trading Policy, a Rule 10b5-1 Plan must 1) meet the requirements of Rule 10b5-1, 2) conform with these guidelines, and 3) be approved by the General Counsel or Vice President – Legal. These guidelines may be updated by management from time to time.  You should obtain the most recent guidelines from the Company’s legal department.

The following guidelines apply to all Rule 10b5-1 Plans:

●	All Rule 10b5-1 Plans must be in writing and contain a certification that you (i) are not aware of material nonpublic information about the Company or its securities (“MNPI”) and (ii) are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5.
●	You may not enter into, modify or terminate a Rule 10b5-1 plan during a blackout period or while in possession of MNPI. Modifications or terminations of plans must be reviewed and approved by the General Counsel or Vice President – Legal.
●	All Rule 10b5-1 Plans must have a duration of between six months and two years, provided that plans may automatically expire upon completion of all trades authorized under such plan even if within six months of plan adoption.
●	If a Rule 10b5-1 Plan is terminated, you must wait at least 30 days before trading outside of the Rule 10b5-1 Plan.
●	You may not commence sales under a Rule 10b5-1 Plan until the later of (i) 90 days following the date of establishment of the plan, or (ii) two business days following the filing of the Company’s report on Form 10-Q or 10-K with the Securities and Exchange Commission (“SEC”), as applicable, for the quarter during which the plan was adopted (the “Cooling Off Period”).
●	Any modification of a Rule 10b5-1 Plan will be treated as the adoption of a new plan and require a new Cooling Off Period.
●	You may not have multiple overlapping Rule 10b5-1 Plans covering any of the Company’s securities and each plan must be with a single brokerage firm. Successive Rule 10b5-1 Plans will not be considered overlapping if the first trade under the latter plan cannot occur until after last trade under or expiration of the prior plan. Provided, however, that if the prior plan is terminated prior to its completion or expiration, a new Cooling Off Period is required before the first trade under the latter plan.
●	You may not adopt more than one (1) Rule 10b5-1 Plan designed to be effected in a single transaction during any twelve (12) month period. Multiple transactions

(whether in the same or different securities) occurring at substantially the same or similar prices or at market prices within one week of each other will be considered a single transaction for purposes of these guidelines.
●	By adopting a Rule 10b5-1 Plan, you consent to and authorize the Company to make the disclosures required by Item 408 of Regulation S-K in its filings on Form 10-Q or 10-K with the SEC, as applicable. The Company in its discretion may determine that disclosure of any plan will be made by the filing of a Form-8-K with the SEC.

Each Director and Section 16 officer understands that the approval or adoption of a Rule 10b5-1 Plan in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder.